Exhibit 10.18
COMCAST CORPORATION
2023 OMNIBUS EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD
This Restricted Stock Unit Award Agreement dated as of the Date of Grant (together with all schedules hereto, the “Agreement”) is entered into by and between Comcast Corporation (the “Company”) and Participant.
1.Definitions. The following terms have the meanings ascribed to them below. Capitalized terms used in this Agreement but not defined herein have the meanings given to them in the Plan.
(a)“Award” means the award of Restricted Stock Units granted pursuant to this Agreement.
(b)“Board” means the Board of Directors of the Company.
(c)“Cause” has the meaning set forth in the Participant’s employment agreement with the Company, or, if no such agreement exists or such agreement has expired prior to such time, then “Cause” has the meaning set forth in the Plan.
(d)“Code” means the Internal Revenue Code of 1986, as amended.
(e)“Date of Grant” means the grant date as indicated in the attached Long-Term Incentive Awards Summary Schedule.
(f)“Employer” means the Company, the Subsidiary Company or any of their respective Affiliates for which Participant is performing services on the Vesting Date.
(g)“Long-Term Incentive Awards Summary Schedule” means the schedule attached hereto, which sets forth information relating to the grant and vesting of this Award (including the Service Condition applicable to this Award).
(h)“Participant” means the individual to whom this Award has been granted as identified on the attached Long-Term Incentive Awards Summary Schedule.
(i)“Plan” means the Comcast Corporation 2023 Omnibus Equity Incentive Plan (as amended from time to time and including any successor plan thereto), incorporated herein by reference.
(j)“Restricted Period” means, with respect to each Restricted Stock Unit, the period beginning on the Date of Grant and ending on the Vesting Date.
(k)“Restricted Stock Units” means the total number of restricted stock units granted to Participant pursuant to this Award, as indicated in the attached Long-Term Incentive Awards Summary Schedule.
(l) “Retirement Termination” means Participant’s Termination of Employment after having reached age 62 and completed 10 or more Years of Service, for any reason other than (i) due to Participant’s death or Disability or (ii) by the applicable Participating Company for Cause.

(m)“Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, as in effect from time to time.
(n)“Service Condition” has the meaning set forth on the attached Long-Term Incentive Awards Summary Schedule.
(o) “Service Vesting Date” has the meaning set forth on the attached Long-Term Incentive Awards Summary Schedule.
(p)“Shares” mean shares of the Company’s Class A Common Stock, par value $.01 per share.
(q)“Termination of Employment” means Participant’s termination of employment with the Participating Companies. For purposes of the Plan and this Award, Participant’s Termination of Employment occurs on the date Participant ceases to have a regular obligation to perform services for the Participating Companies, without regard to whether (i) Participant continues on the payroll of any Participating Company for regular, severance or other pay or (ii) Participant continues to participate in one or more health and welfare plans maintained by any Participating Company on the same basis as active employees. Whether Participant ceases to have a regular obligation to perform services for the Participating Companies shall be determined by the Committee in its sole discretion. Notwithstanding the foregoing, if Participant is a party to an employment agreement or severance agreement with any Participating Company which establishes the effective date of Participant’s termination of employment for purposes of this Award, that date shall apply.
(r)“Vesting Date” means the date(s) on which the Service Condition applicable to any Restricted Stock Units is satisfied (or deemed satisfied) pursuant to the terms of this Agreement (including Long-Term Incentive Awards Summary Schedule).
(s)“Years of Service” means completed continuous years of service as reflected in the personnel records of the Company and the Company Subsidiaries.
(t)“1934 Act” means the Securities Exchange Act of 1934, as amended.
2.Grant of Restricted Stock Units.
(a)The Company hereby grants to Participant the Restricted Stock Units. Each Restricted Stock Unit represents the right to receive one Share, subject to the terms and conditions set forth herein and in the Plan, upon the Vesting Date of such Restricted Stock Unit.
(b)Subject to Section 409A of the Code, to the extent applicable, the Company reserves the right to replace the Restricted Stock Units, to the extent not yet vested, with other compensation of comparable value, terms and conditions if, before the applicable vesting date, the Company determines that in connection with Participant’s transfer to a location different from Participant’s principal place of business on the Date of Grant, local regulatory requirements render Participant’s continued holding of the unvested Restricted Stock Units impracticable.
3.Dividend Equivalents.
(a)The Restricted Stock Units are granted with dividend equivalent rights. If the Company declares a cash dividend on the Shares, an amount equivalent to such dividend will be credited to an unfunded bookkeeping account on the dividend payment date with respect to each Restricted Stock Unit that is outstanding and unvested as of the record date of such dividend (the “Dividend Equivalent Amount”).
(b)The Dividend Equivalent Amount will be credited as cash, without interest, and will not be converted to Shares. The Dividend Equivalent Amount will be payable in cash, but subject to and only upon the applicable Vesting Date(s) of the underlying Restricted Stock Units as determined in accordance with Paragraph 4 below, and will be cancelled and forfeited if the underlying Restricted Stock Units are cancelled or forfeited as determined in accordance with Paragraph 5 below.
4.Vesting of Restricted Stock Units.
(a)Subject to the terms and conditions set forth herein and in the Plan, Participant shall vest in the Restricted Stock Units on the Vesting Dates, and as of each Vesting Date shall be entitled to the delivery of Shares with respect to such Restricted Stock Units; provided, however, that on the Vesting Date, Participant is, and has from the Date of Grant continuously been, an employee of a Participating Company during the Restricted Period.
(b)Notwithstanding anything to the contrary in this Agreement, the Service Condition applicable to the Restricted Stock Units shall be deemed fully satisfied upon Participant’s Termination of Employment due to Participant’s death or Disability
(c)Notwithstanding Paragraph 4(a) to the contrary, and subject to the obligations described in Paragraph 4(d), if, Participant has a Retirement Termination, and, at the time of such Retirement Termination:
(1)Participant has completed at least ten (10) but less than fifteen (15) Years of Service, any Service Vesting Date applicable to the Restricted Stock Units that would have occurred on or prior to the date that is the third (3rd) anniversary of such Retirement Termination shall continue to occur in accordance with the terms of the Long-Term Incentive Awards Summary Schedule, the Restricted Stock Units will remain outstanding and as of such each Vesting Date, Participant shall be entitled to the delivery of Shares with respect to such Restricted Stock Units; or
(2)Participant has completed at least fifteen (15) but less than twenty (20) Years of Service, any Service Vesting Date applicable to the Restricted Stock Units that would have occurred on or prior to the date that is the fourth (4th) anniversary of such Retirement Termination shall continue to occur in accordance with the terms of the Long-Term Incentive Awards Summary Schedule, the Restricted Stock Units will remain outstanding and as of each such Vesting Date, Participant shall be entitled to the delivery of Shares with respect to such Restricted Stock Units; or
(3)Participant has completed twenty (20) or more Years of Service, any Service Vesting Date applicable to the Restricted Stock Units that would have occurred on or prior to the date that is the fifth (5th) anniversary of such Retirement Termination shall continue to occur in accordance with the terms of the Long-Term Incentive Awards Summary Schedule, the Restricted Stock Units will remain outstanding and as of each such Vesting Date, Participant shall be entitled to the delivery of Shares with respect to such Restricted Stock Units.
(d)Notwithstanding Paragraph 4(b) or Paragraph 4(c) the Restricted Stock Units will be subject to forfeiture by the Committee, in its sole discretion, if Participant breaches either of the following non-solicitation or non-competition obligations during the period following a Termination of Employment and before the applicable Vesting Date:
(1)Participant shall not, directly or indirectly, solicit, induce, encourage or attempt to influence any customer, employee, consultant, independent contractor, service provider or supplier of the Company to cease to do business or to terminate the employment or other relationship with the Company.
(2)Participant shall not, directly or indirectly, engage or be financially interested in (as an agent, consultant, director, employee, independent contractor, officer, owner, partner, principal or otherwise), any activities for any business (whether conducted by an entity or individuals, including Participant in self-employment) that is engaged in competition, directly or indirectly through any entity controlling, controlled by or under common control with such business, with any of the business activities carried on by the Company, any of its subsidiaries or any other business unit of the Company, or being planned by the Company, any of its subsidiaries or any other business unit of the Company with Participant’s knowledge at the time of Participant’s termination of employment. This restriction shall apply in any geographical area of the United States in which the Company carries out business activities. Nothing herein shall prevent Participant from owning for investment up to one percent (1%) of any class of equity security of an entity whose securities are traded on a national securities exchange or market.
5.Forfeiture of Restricted Stock Units.
(a)Subject to the terms and conditions set forth herein and in the Plan, in the event of Participant’s Termination of Employment during the Restricted Period, except as specifically set forth in Paragraph 4, Participant shall forfeit the Restricted Stock Units as of such Termination of Employment. Upon a forfeiture of the Restricted Stock Units as provided in this Paragraph 5, the Restricted Stock Units shall be deemed canceled.
(b)The provisions of Paragraph 5(a) shall not apply to Shares issued in respect of the Restricted Stock Units as to which a Vesting Date has occurred.
6.Non-transferability of Award. The Award and any Restricted Stock Units hereunder may not be transferred or assigned by Participant other than by will or the laws of descent and distribution or be exercised during his life other than by Participant or for his benefit by his attorney-in-fact or guardian. Any attempt at assignment, transfer, pledge or disposition of any Restricted Stock Units contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Restricted Stock Units shall be null and void and without effect.
7.Notices. Any notice to the Company under this Agreement shall be made in care of the Committee at the Company’s main office in Philadelphia, Pennsylvania. The address for Participant to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be Participant’s address as reflected in the Company’s personnel records.
8.Securities Laws. The Committee may from time to time impose any conditions on the Shares issuable with respect to Restricted Stock Units as it deems necessary or advisable to ensure that the Plan and this Award satisfy the conditions of Rule 16b-3, and that Shares are issued and resold in compliance with the Securities Act of 1933, as amended.
9.Delivery of Shares. Within ten (10) business days of a Vesting Date, the Company shall, without payment from Participant, satisfy its obligations to (a) pay the Dividend

Equivalent Amount (if any) and (b) deliver Shares underlying the applicable Restricted Stock Units by arranging for the recording of Participant’s ownership of Shares issuable under the Plan on a book entry recordkeeping system maintained on behalf of the Company, without any legend or restrictions, except for such restrictions as may be imposed by the Committee, in its sole judgment, under Paragraph 8; provided that the Dividend Equivalent Amount (if any) will not be paid and/or Shares will not be delivered to Participant until appropriate arrangements have been made with the Employer for the withholding of any taxes which may be due with respect to such payment of the Dividend Equivalent Amount and/or delivery of such Shares. The Company may condition delivery of certificates for Shares upon the prior receipt from Participant of any undertakings which it may determine are required to assure that the certificates are being issued in compliance with federal and state securities laws.
10.Rights Prior to Settlement. Participant shall not have any right as a stockholder with respect to any Shares subject to his or her Restricted Stock Unit until the Restricted Stock Unit shall have been settled in accordance with the terms of the Plan and this Agreement, and the Company shall have delivered the Shares.
11.Section 409A. Participant understands and agrees that this Award and all payments with respect thereto are intended to comply with and/or be exempt from Section 409A of the Code (together with its implement regulations and guidance, “Section 409A”). This Agreement shall be interpreted in a manner that is consistent with such intent and the Award shall be operated accordingly. If any provision of the Plan or any term or condition of this Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted an deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan of this Agreement to the contrary, if the Board considers Participant to be a “specified employee” under Section 409A at the time of Participant’s “separation from service” (as defined in Section 409A), and any amount hereunder is “deferred compensation” subject to Section 409A, any distribution of such amount that otherwise would be made to Participant with respect to the Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in Participant incurring interest or additional tax under Section 409A. If the Award includes a “series of installment payments” (within the meaning of Treasury Regulations § 1.409A-2(b)(2)(iii)), Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if the Award includes “dividend equivalents” (within the meaning of Treasury Regulations § 1.409A-3(e)), Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or this Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A.
12.Award Not to Affect Employment. The Award granted hereunder shall not confer upon Participant any right to continue in the employment of the Company or any Subsidiary Company or Affiliate of the Company.
13.Governing Law. The validity, performance, construction and effect of this Award shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law
14.Data Protection. Participant acknowledges that their personal data will be processed in accordance with the data privacy policy, notice and/or agreement that is applicable to them in connection with their employment.
15.[Reserved.]

16.Cancellation/Clawback. Participant hereby acknowledges and agrees that Participant and the Award are subject to the terms and conditions of Section 14 (Repayment) of the Plan.
17.Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The terms of the Plan are incorporated herein by reference. If and to the extent that this Agreement conflicts with the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.
18.Entire Agreement. This Agreement, the Plan and any other agreements, schedules, exhibits and other documents referred to herein or therein constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.
19.Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or this Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Agreement shall remain in full force and effect.
20.Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Company and Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
21.Imposition of other Requirements and Participant Undertaking. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Award and on any Shares to be issued upon settlement of the Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons. Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to accomplish the foregoing or to carry out or give effect to any of the obligations or restrictions imposed on either Participant or the Award pursuant to this Agreement.
22.References. References herein to rights and obligations of Participant shall apply, where appropriate, to Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of the agreement.

WITNESS WHEREOF, the Company has granted this Award on the Date of Grant.

COMCAST CORPORATION

Name:
Title:

LONG-TERM INCENTIVE AWARDS SUMMARY SCHEDULE

This Long-Term Incentive Awards Summary Schedule (this “Schedule”) provides certain information related to the Restricted Stock Units you were granted by Comcast Corporation on the Date of Grant (as described below). This Schedule is intended to be, and shall at all times be interpreted as, a part of your Comcast Corporation Restricted Stock Unit Award document.

Restricted Stock Unit Award

Participant:
Date of Grant:	March 1, 2024
Common Stock:	Comcast Corporation Class A Common Stock
Service Vesting Dates of Restricted Stock Units:
Service Condition:
Except as otherwise provided in Paragraph 4 of the Restricted Stock Unit Award Agreement, Participant will satisfy the “Service Condition” applicable to the Restricted Stock Units on the Service Vesting Dates as set forth above, subject to Participant’s continued employment through the applicable Service Vesting Date.